Exhibit 4.2

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION.  THIS NOTE AND SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR SUCH FOREIGN JURISDICTION LAWS HAVE BEEN SATISFIED.

VENTRUS BIOSCIENCES, INC.
CONVERTIBLE PROMISSORY NOTE

Greenwood Village, Colorado
$___________	____________ ___, 200_

1.           Principal and Interest

VENTRUS BIOSCIENCES, INC. (the “Company”), a Delaware corporation, for value received, hereby promises to pay to the order of ______________________, or his, her or its assigns (“Holder”), in lawful money of the United States of America at the address for notices to Holder set forth in the applicable Purchase Agreement (as defined below) (or such other address as Holder shall provide to the Company in writing pursuant hereto), the principal amount of ____________ dollars ($___________), together with interest as set forth below.

The Company promises to pay interest on the unpaid principal amount from the date hereof until such principal amount is paid in full at the rate of eight percent (8%), or such lesser rate as shall be the maximum rate allowable under applicable law.  Interest from the date hereof shall be computed on the basis of a 360-day year of twelve 30-day months, shall compound annually and shall be accrued and added to principal on an annual basis.  Unless converted, all unpaid principal and accrued but unpaid interest on this Note shall be due and payable on [Insert one-year anniversary of date of Initial Closing] (the “Due Date”).  Notwithstanding the foregoing, at the option of the Company, by written notice to the Holder prior to the Due Date, the Company may extend the Due Date for a period of up to one year following the initial Due Date (the “Extended Term”); provided, however, that, during the Extended Term, the interest rate hereunder shall be ten percent (10%); provided further, that upon an Event of Default (as defined herein) during the Initial Term or the Extended Term, the interest rate on this Note shall be increased to twelve percent (12%) per annum during the term of the default. For purposes of this Note, an “Event of Default” shall occur if (i) the Company shall default in the payment on the Note, when and as the same shall become due and payable and any such failure to make payment continues for five (5) business days; or (ii) the Company shall default in the due observance or performance of any material covenant, condition or agreement on the part of the Company contained in this Note or the Purchase Agreement (other than the failure to make payment when due) and any such default shall continue for a period of thirty (30) days after the date on which the Company receives written notice thereof from the Holder.

This Note is being issued pursuant to that certain Note Purchase Agreement between the Company and the Holder, dated as of the date hereof (the “Purchase Agreement”), and is subject to its terms.  Capitalized terms used herein but not defined shall have the meanings given to such terms in the Purchase Agreement.  This Note is being issued together with a series of convertible promissory notes issued by the Company in connection with an offering described in the Company’s Confidential Offering Memorandum (together with all amendments, supplements, exhibits, and appendices thereto, the “Memorandum”) dated November 20, 2007 (such notes shall be collectively referred to as the “Bridge Notes”).  The Bridge Notes rank pari passu with all other existing indebtedness of the Company and, pursuant to Section 2.17 of the Purchase Agreement, no new indebtedness which is secured or senior in right of payment to the Bridge Notes may be issued by the Company without the consent of the Holders of Bridge Notes representing at least sixty-six and two-thirds percent (66 ⅔%) of the outstanding principal amount of all Bridge Notes.  No consent of the holders of Bridge Notes will be required for issuances by the Company of unsecured indebtedness that ranks pari passu with, or junior to, the Bridge Notes.

2.           Conversion.

2.1           (a)        All unpaid principal and accrued but unpaid interest on this Note shall be automatically converted into the Company’s equity securities (the “Securities”) issued in the Company’s next equity financing (or series of related equity financings) involving the sale of Securities in which the Company receives at least $10,000,000 in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of the Bridge Notes) (a “Qualified Financing”), at a conversion price equal to 75% of the lowest per unit price paid for such Securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing.

(b)       In the event that the Company consummates a merger, share exchange, or other transaction (or series of related transactions), other than in connection with a Qualified Financing, in which (i) the Company merges into or otherwise becomes a wholly-owned subsidiary of a company that (A) is subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, or the equivalent reporting requirements of the Ontario Securities Commission, or that is listed on the London Stock Exchange main market, the Euronext markets, or AIM, and (B) does not engage in any active operations, and (ii) the aggregate consideration payable to the Company or its stockholders in such transaction(s) (the “Reverse Merger Consideration”) is greater than or equal to $10,000,000 (a “Reverse Merger”), then immediately prior to such Reverse Merger, all unpaid principal and accrued but unpaid interest on this Note shall be automatically converted into Common Stock at a conversion price per share equal to 75% of the quotient obtained by dividing (i) the Reverse Merger Consideration less the amount of unpaid principal and accrued but unpaid interest on all Bridge Notes and the Existing Notes (as defined below) immediately prior to the Reverse Merger by (ii) the number of shares of Common Stock of the Company then outstanding, on a fully diluted basis (the “Outstanding Shares”).  For this purpose, Outstanding Shares shall (i) exclude any shares of Common Stock issuable upon conversion of the Bridge Notes or the Existing Notes or upon exercise of the warrants issued to the Placement Agent in connection with the sale of the Bridge Notes but (ii) include all shares of Common Stock issuable upon the exercise of (A) options and other warrants outstanding (to the extent that such options or warrants are exercised or assumed in connection with the Reverse Merger) and (B) options that the Company is required by agreement to issue to one or more employees, consultants, or licensors of the Company in connection with such Reverse Merger to maintain a specified percentage interest in the Company (but which have not yet been issued)).  For purposes hereof, “Existing Notes” shall mean collectively, (1) that certain Future Advance Promissory Note dated October 30, 2006, in favor of the Lindsay Rosenwald 2000 Family Trusts dated December 15, 2000 and (2) that certain Future Advance Promissory Note dated June 27, 2006 in favor of Paramount Biosciences, LLC.

The shares of Common Stock issuable pursuant to clause 2.1(b) above shall be issued effective prior to the consummation of the Reverse Merger and conditioned upon the consummation of such Reverse Merger.  As a holder of such shares of Common Stock, the Holder will receive the consideration payable in connection with such Reverse Merger on a share-for-share basis with all other stockholders of the Company and in like kind, at the same time and upon the same conditions as all other stockholders of the Company.

If any Reverse Merger Consideration is other than cash, its value will be deemed to be its fair market value as determined, in good faith, by the Board of Directors of the Company.  The value of any securities shall be determined by the Board of Directors of the Company as set forth for a Sale of the Company in Section 2.1(c) below.

(c)       The Notes plus any unpaid accrued interest thereon shall automatically convert into shares of Common Stock of the Company effective immediately prior to the consummation of a Sale of the Company.  For purposes hereof, “Sale of the Company” shall mean a transaction (or series of related transactions) with one or more non-affiliates of the Company, pursuant to which such party or parties acquire (i) capital stock of the Company or the surviving entity possessing the voting power to elect a majority of the board of directors of the Company or the surviving entity (whether by merger, consolidation, sale or transfer of the Company’s capital stock or otherwise) (a “Stock Acquisition”); or (ii) all or substantially all of the Company’s assets determined on a consolidated basis (an “Asset Sale”); provided, however, that notwithstanding anything to the contrary contained herein, to the extent any transaction (or series of related transactions) qualifies as a Qualified Financing or a Reverse Merger, such transaction(s) shall not be deemed to constitute a Sale of the Company.  For purposes hereof, “Sale Proceeds” shall mean (i) in the event of a Stock Acquisition, the cash or securities paid by the acquirer to the Company or the selling stockholders to acquire such shares; and (ii) in the event of an Asset Sale, the cash or securities legally available for distribution to the Company’s stockholders, after creation of adequate reserves for liabilities of the Company.

The price per share at which the Notes will convert into Common Stock of the Company upon a Sale of the Company will be equal to the lesser of (i) 75% of the quotient obtained by dividing (x) the value of the Sale Proceeds received in such transaction less the unpaid principal and accrued but unpaid interest on the Notes and the Existing Notes immediately prior to the Sale of the Company by (y) the number of Outstanding Shares, and (ii) the quotient obtained by dividing (x) $50,000,000 less the unpaid principal and accrued but unpaid interest on the Notes and the Existing Notes by (y) the number of Outstanding Shares.  For purposes of this Section 2.1(c), Outstanding Shares shall be determined as set forth in Section 2.1(b) of this Note, except that it shall not include any shares of Common Stock issuable upon the exercise of any options and warrants outstanding immediately prior to such Sale of the Company if such options or warrants have an exercise price in excess of the Note conversion price determined under this Section 2.1(c)).

(d)        In the event the Company completes (in one or a series of related transactions) a merger, consolidation, sale or transfer of more than fifty percent (50%) of the Company’s capital stock, in each case, which does not constitute a Sale of the Company, a Reverse Merger or a Qualified Financing (an “Other Transaction”), then the term “Securities” as used herein shall thereafter refer to the equity securities or securities convertible into or exchangeable for equity securities of the surviving, resulting, combined or acquiring entity in such merger, consolidation, sale or transfer.

2.2           Upon consummation of a Qualified Financing, Reverse Merger, Sale or Other Transaction in accordance with the terms of Section 2.1, the outstanding unpaid principal and accrued but unpaid interest of the Note shall be converted without any further action by the Holder and whether or not the Note is surrendered to the Company or its transfer agent, and the indebtedness evidenced by this Note shall be satisfied in full and no interest shall continue to accrue on this Note and all rights of the Holder hereunder shall terminate. The Company shall not be obligated to issue certificates evidencing the shares of the securities issuable upon such conversion unless the Note is either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note.  The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver to such Holder of such Note, a certificate or certificates for the securities to which the Holder shall be entitled.  Such conversion shall be deemed to have been made concurrently with the closing of the Qualified Financing, the Reverse Merger, the Sale of the Company or the Other Transaction, as applicable.  The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.  The Company shall not issue fractional shares but shall round down the number of shares issued to the nearest whole number.  Any conversion effected in accordance with this Section 2 shall be binding upon the Holder hereof.

3.           Prepayment.

The Notes may not be prepaid at any time, in whole or in part, prior to their maturity.

4.           Attorneys’ Fees.  If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Holder.

5.           Notices.  Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery to the address provided pursuant to the Purchase Agreement.  In the case of notice to either party, copies should be sent to Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607-7506, facsimile: (919) 781-4865, Attn: W. David Mannheim, Esq.

6.           Notice of Proposed Transfers.  Prior to any proposed transfer of this Note or the Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder shall give written notice to the Company of such Holder’s intention to effect such transfer.  Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied (except in transactions in compliance with Rule 144) by an unqualified written opinion of legal counsel, who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Note or Securities may be effected without registration under the Securities Act; provided, however, no such opinion of counsel shall be necessary for a transfer without consideration by a Holder to any affiliate of such Holder, or a transfer by a Holder which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder hereunder.  Each certificate evidencing Securities or the Note transferred as above provided shall bear an appropriate restrictive legend, except that the Note or certificate shall not bear such restrictive legend if, in the opinion of counsel for the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

7.           Acceleration.  This Note shall become immediately due and payable if (i) the Company commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; or (ii) there is any material breach of any material covenant, warranty, representation or other term or condition of this Note or the Purchase Agreement at any time which is not cured within the time periods permitted therein, or if no cure period is provided therein, within thirty (30) days after the date on which the Company receives written notice thereof from the Holder.

8.           No Dilution or Impairment.  The Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note against dilution or other impairment.

9.           Waivers.  The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor.  No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right. This Note is being delivered in and shall be construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

10.         No Stockholder Rights.  Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder of the Company.

11.         Amendment.  Any term of this Note may be amended with the written consent of the Company and the holders of not less than sixty six and two-thirds percent (66 2/3%) of the then outstanding principal amount of the Bridge Notes, even without the consent of the Holder hereof.  Any amendment effected in accordance with this Section 11 shall be binding upon each holder of any Bridge Note, each future holder of all such Bridge Notes, and the Company; provided, however, that no special consideration or inducement may be given to any such Holder in connection with such consent that is not given ratably to all such holders, and that such amendment must apply to all such holders ratably in accordance with the principal amount of their then outstanding Bridge Notes.  The Company shall promptly give notice to all holders of outstanding Bridge Notes of any amendment effected in accordance with this Section 11.

*  *  *  *  *

ISSUED as of the date first above written.

VENTRUS BIOSCIENCES, INC.

By:
Name:	Thomas Rowland
Title:	President and Chief Executive Officer

AMENDMENT AGREEMENT

December 14, 2009

This Amendment Agreement (this “Agreement”) is entered into by and between Ventrus Biosciences, Inc., a Delaware corporation (the “Company”) and each of the noteholders listed on the signature pages hereto (together with successors and assigns of each, a “Holder,” and collectively, the “Holders”) and amends the series of like senior convertible promissory notes (collectively, the “Bridge Notes”) in the aggregate principal amount of $5,305,000 sold by the Company in a private placement pursuant to Note and Warrant Purchase Agreements between December 2007 and March 2008 (collectively, the “Purchase Agreements”).

RECITALS

Whereas, each of the Holders and the Company are party to the Purchase Agreements and Bridge Notes;

Whereas, the Bridge Notes mature pursuant to their terms on December 21, 2009;

Whereas, each of the undersigned Holders agrees to amend the Bridge Notes on the terms set forth herein; and

Whereas, such amendment requires the written consent of the Company and the holders of not less than sixty-six and two-thirds percent (66 ⅔%) of the aggregate outstanding principal amount of the Bridge Notes (the “Requisite Approval”) pursuant to Section 6.2 of the Purchase Agreements and Section 11 of the Bridge Notes, respectively.

AMENDMENT

NOW, THEREFORE, the parties agree as follows:

1.         Amendments.

(a)           The second paragraph of Section 1 of each of the Bridge Notes is hereby deleted and replaced in its entirety by the following (for ease of reference, changes are indicated by a single line through deleted text and underlining of inserted text):

The Company promises to pay interest on the unpaid principal amount from the date hereof until such principal amount is paid in full at the following rates: from the date hereof to December 20, 2008, eight percent (8%); and from December 21, 2008 to the Due Date, ten percent (10%) (in each case, or such lesser rate as shall be the maximum rate allowable under applicable law); provided, however, that upon an Event of Default (as defined herein), the interest rate on this Note shall be increased to twelve percent (12%) per annum during the term of the default.  Interest from the date hereof shall be computed on the basis of a 360-day year of twelve 30-day months, shall compound annually and shall be accrued and added to principal on an annual basis.  Unless converted, all unpaid principal and accrued but unpaid interest on this Note shall be due and payable on September 10, 2010 (the “Due Date”).  For purposes of this Note, an “Event of Default” shall occur if (i) the Company shall default in the payment on the Note, when and as the same shall become due and payable and any such failure to make payment continues for five (5) business days; or (ii) the Company shall default in the due observance or performance of any material covenant, condition or agreement on the part of the Company contained in this Note or the Purchase Agreement (other than the failure to make payment when due) and any such default shall continue for a period of thirty (30) days after the date on which the Company receives written notice thereof from the Holder.

(b)           Section 2.1(a) of each of the Bridge Notes is hereby deleted and replaced in its entirety by the following (for ease of reference, changes are indicated by a single line through deleted text and underlining of inserted text):

All unpaid principal and accrued but unpaid interest on this Note shall be automatically converted into the Company’s equity securities (the “Securities”) issued in the Company’s next equity financing (or series of related equity financings) involving the sale of Securities in which the Company receives at least $10,000,000 (minus the amount of aggregate gross cash proceeds to the Company from the arms-length sale of equity or debt securities, or the incurrence of new loans, of the Company after December 14, 2009) in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of the Bridge Notes) (a “Qualified Financing”), at a conversion price equal to 70% of the lowest per unit price paid for such Securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing.

(c)           The first paragraph of Section 2.1(b) of each of the Bridge Notes is hereby deleted and replaced in its entirety by the following (for ease of reference, changes are indicated by a single line through deleted text and underlining of inserted text):

In the event that the Company consummates a merger, share exchange, or other transaction (or series of related transactions), other than in connection with a Qualified Financing, in which (i) the Company merges into or otherwise becomes a wholly-owned subsidiary of a company that (A) is subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, or the equivalent reporting requirements of the Ontario Securities Commission, or that is listed on the London Stock Exchange main market, the Euronext markets, or AIM (or their successor exchanges or markets), and (B) does not engage in any active operations, and (ii) the aggregate consideration payable to the Company or its stockholders in such transaction(s) (the “Reverse Merger Consideration”) is greater than or equal to $10,000,000 (a “Reverse Merger”), then immediately prior to such Reverse Merger, all unpaid principal and accrued but unpaid interest on this Note shall be automatically converted into Common Stock at a conversion price per share equal to 70% of the quotient obtained by dividing (i) the Reverse Merger Consideration less the amount of unpaid principal and accrued but unpaid interest on all Bridge Notes and the Existing Notes (as defined below) immediately prior to the Reverse Merger by (ii) the number of shares of Common Stock of the Company then outstanding, on a fully diluted basis (the “Outstanding Shares”). For this purpose, Outstanding Shares shall (i) exclude any shares of Common Stock issuable upon conversion of the Bridge Notes or the Existing Notes or upon exercise of the warrants issued to the Placement Agent in connection with the sale of the Bridge Notes but (ii) include all shares of Common Stock issuable upon the exercise of (A) options and other warrants outstanding (to the extent that such options or warrants are exercised or assumed in connection with the Reverse Merger) and (B) options that the Company is required by agreement to issue to one or more employees, consultants, or licensors of the Company in connection with such Reverse Merger to maintain a specified percentage interest in the Company (but which have not yet been issued)). For purposes hereof, “Existing Notes” shall mean collectively, (1) that certain Future Advance Promissory Note dated October 30, 2006 in favor of the Lindsay Rosenwald 2000 Family Trusts dated December 15, 2000 and (2) that certain Future Advance Promissory Note dated June 27, 2006 in favor of Paramount Biosciences, LLC.

(d)           The second paragraph of Section 2.1(c) of each of the Bridge Notes is hereby deleted and replaced in its entirety by the following (for ease of reference, changes are indicated by a single line through deleted text and underlining of inserted text):

The price per share at which the Notes will convert into Common Stock of the Company upon a Sale of the Company will be equal to the lesser of (i) 70% of the quotient obtained by dividing (x) the value of the Sale Proceeds received in such transaction less the unpaid principal and accrued but unpaid interest on the Notes and the Existing Notes immediately prior to the Sale of the Company by (y) the number of Outstanding Shares, and (ii) the quotient obtained by dividing (x) $50,000,000 less the unpaid principal and accrued but unpaid interest on the Notes and the Existing Notes by (y) the number of Outstanding Shares. For purposes of this Section 2.1(c), Outstanding Shares shall be determined as set forth in Section 2.1(b) of this Note, except that it shall not include any shares of Common Stock issuable upon the exercise of any options and warrants outstanding immediately prior to such Sale of the Company if such options or warrants have an exercise price in excess of the Note conversion price determined under this Section 2.1(c)).

(e)           Section 3 of each of the Bridge Notes is hereby deleted and replaced in its entirety by the following (for ease of reference, changes are indicated by a single line through deleted text and underlining of inserted text):

3.    No Prepayment; Repayment Premium.

(a)    The Notes may not be prepaid at any time, in whole or in part, prior to their maturity.

(b)    In the event that this Note becomes due and payable (whether on the Due Date or earlier pursuant to Section 7 hereof) prior to the consummation by the Company of a Qualified Financing, Reverse Merger, Sale of the Company or Other Transaction, then in connection with the repayment of this Note, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on this Note, the Company shall pay to Holder, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal and interest amount of this Note.

2.         Information Rights.

Upon the effectiveness of this Amendment, each Holder of Bridge Notes with an aggregate principal amount of at least two million dollars ($2,000,000) (the “Threshold Principal Amount”) shall be entitled to the information rights with respect to the Company set forth below (the “Information Rights”) for so long as such Holder either (i) holds Bridge Notes satisfying the Threshold Principal Amount, or (ii) beneficially owns at least five percent (5%) of the issued and outstanding voting securities of the Company determined on an as-if-converted-to-common-stock basis (the “Threshold Ownership Amount”).  Such Information Rights shall be applicable only to the extent that a Holder satisfies at least one of the Threshold Principal Amount or the Threshold Ownership Amount, and all such Holders meeting either threshold are hereinafter referred to, collectively, as the “Entitled Holders”.

(a)           Access to Records.  The Company shall permit each Entitled Holder, at such Entitled Holder’s expense, to visit and inspect the Company’s properties, to examine its books and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times and as may be reasonably requested by such Entitled Holder.  The Company’s obligations pursuant to this Section 2(a) shall include, upon written request of an Entitled Holder:  (x) notifying such Entitled Holder in writing of the existence of any material default actually known by the Company under any material agreement or instrument (and which has not been cured during the applicable cure period in such agreement or instrument, if any) to which the Company or any of its subsidiaries is a party or by which any of their assets are bound; (y) providing such Entitled Holder with copies of all reports prepared for or delivered to the management of the Company by its Accountants (as defined below) and (z) providing such Entitled Holder with copies of any other routinely collected financial or other information reasonably available to management of the Company or its subsidiaries (including, without limitation, routinely collected statistical data).  Notwithstanding the foregoing, the Company shall not be obligated pursuant to this Section 2(a) to provide an Entitled Holder with access to any information that it reasonably considers to be a trade secret or to provide access to any information the disclosure of which the Company’s counsel reasonably believes would adversely affect the attorney-client privilege between the Company and its counsel.

(b)           Financial Reports.

(i)           Quarterly Reports.  Promptly following an Entitled Holder’s written request delivered to the Company not earlier than 45 days and not later than 75 days following the end of any of the first three fiscal quarters of the Company’s fiscal year, the Company shall provide such Entitled Holder with its unaudited consolidated financial statements consisting of a balance sheet and a statement of operations of the Company for such quarterly accounting period and for the period commencing at the end of the previous fiscal year and ending with the end of such quarterly period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied with prior practice for earlier periods (with the exception of footnotes and year-end adjustments that may be required by GAAP), subject to normal year-end adjustments and the absence of footnote disclosure; provided, however, in the event that the Company’s unaudited consolidated financial statements for any quarterly period have not been prepared in accordance with GAAP, then the Company will be only required to provided such unaudited consolidated financial statements prepared by the Company on another reasonable basis.  In addition, if included as a request in the written request for delivery of a quarterly financial statement, management of the Company will make itself available for an oral report or presentation (to be conducted at the Company’s offices and with no obligation of the Company to pay travel or other expenses of the Entitled Holder or, at the request of the Entitled Holder, by teleconference) of the operating and financial highlights of the Company and its subsidiaries for such quarter, which shall include (x) a comparison between operating and financial results and budget, and (y) an analysis of the operations of the Company for such period.

(ii)           Annual Audit.  Promptly following an Entitled Holder’s written request delivered to the Company not earlier than 90 days and not later than 120 days following the end of any fiscal year of the Company, the Company shall provide such Entitled Holder with its audited consolidated financial statements, consisting of a balance sheet and statements of income, cash flows and changes in stockholders’ equity for such fiscal year, each prepared in accordance with generally accepted accounting principles in the United States, and accompanied by the report of a nationally recognized firm of independent certified public accountants selected by the Company’s Board of Directors (the “Accountants”); provided, however, in the event that the Company has not prepared audited consolidated financial statement for any fiscal year, the Company shall only be required to provide the Entitled Holder with its unaudited consolidated financial statements, consisting of a balance sheet and statements of income, cash flows and changes in stockholders’ equity for such fiscal year prepared on a basis that is reasonable and consistent with past practice.  The Company and its subsidiaries shall maintain a system of accounting sufficient to enable its Accountants to render the report referred to herein.

(c)           Miscellaneous.  As soon as reasonably practicable upon becoming available and to the extent permitted by law, the Company shall provide each Entitled Holder with copies of all financial statements, reports, press releases, notices, proxy statements and other documents sent by the Company or its subsidiaries to its stockholders generally or released to the public.

(d)           Confidentiality.  Each Entitled Holder, in respect to any and all information provided or otherwise disclosed to it pursuant to paragraphs (a) through (c) above, agrees to use its best efforts to protect such information, and shall not disclose any of such information to any person without the prior written consent of the Company.  Notwithstanding the foregoing, such Entitled Holder may disclose such information (i) to any officer, director, subsidiary or parent of such Entitled Holder, so long as such officer, director, subsidiary or parent is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Amendment or comparable restrictions; (ii) at such time as it enters the public domain through no fault of such Entitled Holder or any of the persons identified in clause (i) hereof; (iii) that is communicated to it by the Company or its representative free of any obligation of confidentiality; (iv) that is developed by such Entitled Holder or its agents independently of and without reference to any information disclosed to the Entitled Holder by or on behalf of the Company; or (v) as is required by applicable law.  The confidentiality provisions contained herein shall survive any termination of the Purchase Agreement entered into by an Entitled Holder.

(e)           Termination.  The Information Rights shall terminate immediately prior to and be of no further force or effect on the earlier of (i) the date of the consummation of an initial public offering by the Company and (ii) the date upon which the Company becomes subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

3.         Additional Financings.   Following the date of this Agreement, while the Bridge Notes remain outstanding, the Company will not, without the prior written consent of each Entitled Holder, issue any debt or equity securities on terms more favorable than those provided in the Bridge Notes (as amended by Section 1(b) of this Agreement). Without limiting the foregoing, the Company may issue warrants to new investors in connection with issuance of debt securities complying with the previous sentence so long as (x) the Company provides each Entitled Holder with participation rights in accordance with Section 4 hereof upon (y) the most favorable terms granted to any such new investor.

4.         Participation Rights.

(a)           Subject to the terms and conditions contained in this Section 4, the Company hereby grants to each Entitled Holder, the right to purchase its respective Pro Rata Portion (as defined below) of any New Securities (as defined below) which the Company may, from time to time, propose to sell and issue. For purposes of this Section 4, the “Pro Rata Portion” for each Entitled Holder, means the ratio that the principal amount of Bridge Notes held by such Entitled Holder bears to the aggregate principal amount of Bridge Notes outstanding. For purposes of this Section 4, “New Securities” means any debt or equity securities which the Company sells and issues from and after the date of this Agreement, including any warrants issued in connection with such securities.

(b)           In the event the Company proposes to undertake an issuance of New Securities, it shall give each Entitled Holder written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue the same.  Each Entitled Holder shall have 5 days from the date of receipt of any such notice to agree to purchase shares of such New Securities (up to its Pro Rata Portion), for the price and upon the terms specified in the notice, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(c)           If any Entitled Holder exercises its right of participation hereunder, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within 20 days after each Entitled Holder gives notice of such exercise, which period of time may be extended by the Company in order to comply with applicable laws and regulations.  Upon exercise of such participation right, the Company and such Entitled Holder shall be legally obligated to consummate the purchase contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

(d)           In the event a Entitled Holder fails to exercise the participation right provided in this Section 4 within said 5 day period (other than as a result of Company delay), the Company shall have 90 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within 30 days from the date of said agreement) to sell the New Securities not elected to be purchased by such Entitled Holder at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company’s notice.  In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said 90 day period (or sold and issued New Securities in accordance with the foregoing within 30 days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to each Entitled Holder in the manner provided above.

(e)           The participation right provided in this Section 4 shall terminate immediately prior to and be of no further force or effect on the earlier of (i) the date of the consummation of an initial public offering by the Company and (ii) the date upon which the Company becomes subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

5.         Consent.  The undersigned hereby consents to the amendments to the Bridge Notes as set forth in Section 1 hereof.

6.         Representations and Warranties of the Holders.  Each of the Holders party hereto hereby represents and warrants to the Company that:

(a)           the Holder is the lawful holder of the Bridge Note designated on the signature page hereto free and clear of all security interests, claims, liens, pledges, conditional sales contracts, attachments, judgments and encumbrances of every kind and nature, including restrictions, or rights of any third parties;

(b)           the Holder has the requisite power and authority to execute and deliver this Agreement, to perform the Holder’s obligations hereunder and to engage in the transactions contemplated hereby;

(c)           the Holder has taken all requisite action to make all the provisions of this Agreement the valid and enforceable obligations they purport to be; and

(d)           this Agreement constitutes the valid and binding obligation of the Holder, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles.

7.         Miscellaneous

(a)           This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

(b)           This Agreement shall be governed by the law of the State of Delaware without giving effect to any principles or conflicts of law.

(c)           This Agreement shall be effective upon obtaining the signatures below of the Company and the Requisite Approval.

(d)           Except as expressly amended hereby, the terms of the Bridge Notes shall remain in full force and effect.

(e)           Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(f)            Existing references to any of the Bridge Notes are henceforth deemed references to the Amended Bridge Notes.

(g)           If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(h)           The headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of the Agreement or to affect the meaning or interpretation of this Agreement.

(i)            All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

(j)            This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Ventrus Biosciences, Inc.

By:
Name:
Title:

Principal Amount of Note: $____________________	HOLDER:

For Individuals

Sign Name Above

Print Name Above

Sign Name Above

Print Name Above

For Entities

Print Name of Entity Above

By:
Name:
Title:

By:
Name:
Title:

Amendment Agreement Signature Page